CENTRAL EUROPEAN MEDIA ENTERPRISES

ACQUIRES 34% OF MARKIZA-SLOVAKIA AND 'ANNOUNCES' SEC STAFF INQUIRY IN CONNECTION WITH THE ROMANIAN OPERATIONS

-Provides Ownership Interest in License Holding Company of Markiza TV-

Hamilton, Bermuda, February 13, 2002 - Central European Media Enterprises Ltd. (CME) (OTCBB:CETVF.OB) today announced that it has obtained the approval of the Slovak Media Council for the acquisition of a 34% interest in Markiza-Slovakia, from Media Invest, splo. s.r.o. Markiza-Slovakia is a limited liability company which holds the broadcasting license for Markiza TV. Consideration for the purchase includes a readjustment of CME's share in the profits of STS, the television company which operates Markiza. As a result of this acquisition, CME will generally only be entitled to 70% of STS' distribution of profit as opposed to 80% prior to the acquisition of the interest in Markiza-Slovakia and will have the right to appoint one of the three authorized co-signatories of Markiza-Slovakia, which will give CME a blocking control over Markiza-Slovakia's significant activities. The ownership transfer to CME was approved by the Slovak Media Council at its meeting on February 11, 2002. The transfer is still subject to registration with the Slovak Commercial Registry.

Commenting on the announcement, CME's President and Chief Executive Officer, Fred Klinkhammer, said, "CME has played an integral role in the success of Markiza TV since its launch in 1996. While we have maintained a 49% voting interest in STS, we have never held a direct stake in the license company. With this agreement at the licensing company level, we dramatically improve the security of our investment in Markiza TV and obtain a direct voice, with our ability to appoint one of Markiza-Slovakia's three executive directors. An affirmative vote of all three executive directors is required to make any new commitments or to change the relationship between Markiza and the operating company. We now have an interest at both the operating and licensing level at all of our stations and will continue to seek opportunities to increase these investments in the future."

Markiza TV is the leading national television station in the Slovak Republic. In 2001 Markiza TV had an average national television viewer share of approximately 50.3% versus 16.4% for its nearest competitor. Launched in 1996 Markiza TV reaches approximately 95% of the Slovak Republic's population.

On February 11, 2002, the Securities and Exchange Commission requested that the Company voluntarily allow the Commission's Staff to inspect certain documents and records, related primarily to actual or potential liabilities payable by the Company or Media Pro International SA (the Romanian operating company in which the Company has a 66% interest) to any government entity in Romania. The Company believes that it has fully disclosed all its liabilities (actual and potential) in relation to all the jurisdictions within which it operates, including liabilities to governmental entities, in its filings with the Securities and Exchange Commission. The Company will cooperate fully with the Commission's Staff in the conduct of its inquiry.

This press release contains forward-looking statements, including statements regarding the pending registration of the Company's acquisition with the Slovak Commercial Registry and the SEC inquiry regarding operations in Romania. For these statements and all other forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, affecting the financial position, results of operations and cash flows of the Company, could differ materially from those described in or contemplated by the forward-looking statements.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations located in Romania, Slovenia, Slovakia and Ukraine. CME is traded on the Over the Counter Bulletin Board under the ticker symbol "CETVF.OB".

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For additional information contact:
United States:	Czech Republic:
Michael Smargiassi/Glen Dickson	Michal Donath
Brainerd Communicators, Inc.	011-420-602-222-128
212-986-6667